Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-152982) and Form S-8 (Nos. 333-149074 and 333-153860) of Calpine Corporation of our report dated February 24, 2010 relating to the consolidated financial statements, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations of Blue Spruce and Rocky Mountain discussed in Note 6, as to which the date is November 19, 2010, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K of Calpine Corporation dated November 19, 2010.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 19, 2010